SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549




                                  FORM 8-K



                               CURRENT REPORT




                     PURSUANT TO SECTION 13 OR 15(d) OF
                     THE SECURITIES EXCHANGE ACT OF 1934


      Date of Report (Date of Earliest Event Reported) January 31, 1995




                           WESTERN RESOURCES, INC.
           (Exact Name of Registrant as Specified in Its Charter)




             KANSAS                      1-3523              48-0290150
(State or Other Jurisdiction of       (Commission             (Employer
Incorporation or Organization)        File Number)        Identification No.)



   818 KANSAS AVENUE, TOPEKA, KANSAS                                66612
(Address of Principal Executive Offices)                         (Zip Code)




   Registrant's Telephone Number Including Area Code (913) 575-6300

                           WESTERN RESOURCES, INC.


Item 5.  Other Events

      The following press release, reporting the Company's 1994 earnings, was issued on January 25, 1995.


                    WESTERN RESOURCES 1994 EARNINGS UP,
                        INCREASE SIX CENTS PER SHARE;
                             DIVIDENDS INCREASE

      TOPEKA, Kansas, January 25, 1995 -- Western Resources, Inc., today reported a six cent increase in earnings per share to $2.82 versus the $2.76 reported in 1993.

      John E. Hayes, Jr., Western Resources chairman of the board, president, and chief executive officer, said he was satisfied with the company's earnings in 1994, which resulted from above average sales growth, continued successful cost savings by employees, and the sale of its Missouri natural gas properties completed in the first quarter of 1994.

      The company also declared a first-quarter dividend of 50 1/2 cents per share on its common stock payable April 3, 1995, to shareholders of record on March 6, 1995. The 1995 dividend is an increase of one cent per share over the 1994 quarterly rate. On an annualized basis, the indicated 1995 dividend rate is $2.02. The 1994 dividend was $1.98, reflecting a payout ratio of 70 percent versus an industry average of about 80 percent.

      "We are maintaining Western Resources' long-standing policy of returning a significant portion of earnings to shareholders and at the same time building the company's financial strength for the increased competition ahead of us," Hayes said.

      "Turning to 1995, we will continue our dividend policy and anticipate maintaining about the same payout ratio of approximately 70 percent, which is significantly below the industry average.

      "Going forward, we see a very favorable outlook in sales growth resulting from our unregulated activities headed by Astra Resources, and in the development of the Mid Continent Market Center, our newest natural gas transportation and marketing venture," Hayes said.

      Hayes said that the economy in Western Resources' service area remained strong, showing business growth and expansion in a variety of economic sectors. Among those were the recent announcement by Cessna of a new production facility in Independence, Kansas, to be operational in 1996. As a result, Hayes said, other aircraft suppliers are locating and/or expanding in Western Resources' service territory. Sealright, a major supplier to the food and dairy packaging industry, recently opened a $20 million, 400,000-square-foot facility in DeSoto, Kansas, which will employ 350 people. And Russell Stover recently completed its $43 million, 425,000-square-foot facility in Abilene, Kansas, which will employ 450 people.

      In other year-end news, Hayes said Western Resources' net income for 1994 was $187,447,000, including the gain from the Missouri sale, compared to net income of $177,370,000 for 1993. A decrease in 1994 operating revenues and expenses was reported and attributed to the sale of the Missouri natural gas properties. Revenues for 1994 were $1,617,943,000, down 15 percent from the $1,909,359,000 reported for 1993. Also reflecting the Missouri sale and successful cost control, expenses were $1,348,397,000, down 17 percent from the $1,617,296,000 reported for 1993.

      Retail kilowatthour sales of electricity to customers in 1994 were 15.9 billion, an increase of 2.7 percent from 1993 retail sales of 15.5 billion kilowatthours. Natural gas deliveries, including gas transported for large industrial and commercial customers, were 143,037,000 mcf (thousand cubic feet), a decrease from the 232,686,000 mcf delivered in 1993. Again, the decrease was attributed to the first-quarter Missouri sale.

      The Board approved May 2, 1995, as the date for the Company's annual meeting of shareholders. The meeting will be conducted in Topeka, Kansas. Common and preferred shareholders of record on March 14, 1995, are entitled to attend and vote at the meeting. The Board declared the regular quarterly dividends on the Company's preferred and preference stock, payable on April 1, 1995, to shareholders of record on March 6, 1995.

      Western Resources is a diversified energy company. Its utilities, operating in Kansas and Oklahoma, provide natural gas service to approximately 650,000 customers and electric service to approximately 600,000 customers. Astra Resources, a wholly-owned subsidiary headquartered in Houston, Texas, provides natural gas marketing, compression, gathering and processing services in the continental U.S., the Gulf of Mexico, and offshore.


                              FOURTH QUARTER REPORT

                              WESTERN RESOURCES, INC.

                                  Quarter Ended December 31,             Year Ended December 31,
                                    1994             1993                 1992             1991
1.  Operating Revenues           $359,226,000     $510,349,000       $1,617,943,000   $1,909,359,000

2.  Net Income                    $33,388,000      $35,026,000         $187,447,000     $177,370,000

3.  Earnings Applicable
      to Common Stock             $30,034,000      $31,671,000         $174,029,000     $163,864,000

4.  Average Common Shares
      Outstanding                  61,617,873       61,603,438           61,617,873       59,294,091

5.  Earnings per Average
      Common Share Outstanding          $0.48            $0.51                $2.82            $2.76

6.  Net Plant in Service
      (after depreciation)     $4,298,280,000   $4,510,236,000


                                 SIGNATURES


      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




                                             Western Resources, Inc.




Date    January 31, 1995             By             S. L. Kitchen
                                       S. L. Kitchen, Executive Vice President
                                             and Chief Financial Officer



Date    January 31, 1995             By          Jerry D. Courington
                                                 Jerry D. Courington,
                                                      Controller